Exhibit 99.1

Intuitive Machines Enters into Warrant Exercise Transaction for $11.8 Million in Gross Proceeds

Houston, TX, January 11, 2024 -- Intuitive Machines, Inc. (Nasdaq: LUNR) (“Intuitive Machines” or the “Company”), a leading space exploration, infrastructure, and services company, announced today that it has entered into a warrant exercise agreement with an existing accredited investor to exercise in full an outstanding Series B Common Stock Purchase Warrant to purchase up to an aggregate of 4,705,883 shares of the Company’s Class A common stock (the “Existing Series B Warrant”). In consideration for the immediate and full exercise of the Existing Series B Warrant for cash, the exercising holder received (i) a new unregistered Series A Common Stock Purchase Warrant to purchase up to an aggregate of 4,705,883 shares of the Company’s Class A common stock (the “New Series A Warrant”) and (ii) a new unregistered Series B Common Stock Purchase Warrant to purchase up to an aggregate of 4,705,883 shares of the Company’s Class A common stock (the “New Series B Warrant” and together with the New Series A Warrant, the “New Warrants”).

The New Series A Warrant will become exercisable commencing upon the Company’s receipt of final stockholder approval, including following expiration of any waiting period required pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The New Series A Warrant has an expiration date five and one-half years after the date of the stockholder approval. The New Series B Warrant will become exercisable commencing upon the Company’s receipt of final Stockholder Approval, including following expiration of any waiting period required pursuant to Section 14C of the Exchange Act, and has an expiration date of 18 months after the date of the Stockholder Approval. The New Warrants include beneficial ownership restrictions that prevent the holder from owning more than 9.99% of the Company’s outstanding common stock at any time.

The gross proceeds to the company from the exercise of the Existing Series B Warrant was approximately $11.8 million, prior to estimated offering expenses.

Cantor Fitzgerald & Co. acted as the exclusive-warrant inducement agent for the transaction.

The New Warrants described above were offered in a private placement pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and, along with the Class A common shares issuable upon their exercise, have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (the “SEC”) or an applicable exemption from such registration requirements. The securities were offered only to an accredited investor. The Company has agreed to file a registration statement with the SEC covering the resale of Class A common shares issuable upon exercise of the New Warrants. This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Intuitive Machines

Intuitive Machines is a diversified space company focused on space exploration. Intuitive Machines supplies space products and services to support sustained robotic and human exploration to the Moon, Mars, and beyond. Intuitive Machines’ products and services are offered through its four business units: Lunar Access Services, Orbital Services, Lunar Data Services, and Space Products and Infrastructure. For more information, please visit www.intuitivemachines.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking. These forward-looking statements generally are identified by the words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would,” “strategy,” “outlook,” the negative of these words or other similar expressions, but the absence of these words does not mean that a statement is not forward-looking. The Company is using forward-looking statements in this press release when it discusses its expectations regarding the completion of the warrant exercise transaction, the satisfaction of customary closing conditions related to the warrant exercise transaction and the expected receipt and intended uses of the proceeds from the warrant exercise transaction. However, the conditions for the closing of the warrant exercise may not be met and the proceeds may not be received or if received may not be used as currently anticipated. Because such statements deal with future events and are based on the Company’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of the Company could differ materially from those described in or implied by the statements in this press release. The forward-looking statements contained or implied in this press release are subject to other risks and uncertainties, including those discussed under the section titled Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 31, 2023, the section titled Part I, Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations and the section titled Part II. Item 1A. “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, and in our subsequent filings with the SEC, which are accessible on the SEC's website at www.sec.gov and the Investors section of our website at https://investors.intuitivemachines.com.

These forward-looking statements are based on information available as of the date of this press release and current expectations, forecasts, and assumptions, and involve a number of judgments, risks, and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Contacts

For investor inquiries:

investors@intuitivemachines.com

For media inquiries:

press@intuitivemachines.com